EXHIBIT 5.1

                               September 25, 1997

Callon Petroleum Company
200 North Canal Street
Natchez, Mississippi 39120

      Re: Registration of $36,000,000 of 10.125% Series B Senior Subordinated Notes due 2002 of Callon Petroleum Company

Gentlemen:

      We have acted as counsel for Callon Petroleum Company, a Delaware corporation (the "Company"), in connection with the registration and sale of $36,000,000 in 10.125% Series B Senior Subordinated Notes due 2002 ("Notes") of the Company.

      We have made such inquiries and examined such documents as we have considered necessary or appropriate for the purposes of giving the opinion hereinafter set forth, including the examination of executed or conformed counterparts, or copies certified or otherwise proved to our satisfaction of the following:

      (i) the Certificate of Incorporation of the Company, as amended, and the Certificate of Merger of Callon Consolidated Partners, L.P. with and into the Company dated September 16, 1994;

      (ii) the Certificate of Designations for the Company's $2.125 Convertible Exchangeable Preferred Stock, Series A, filed with the Delaware Secretary of State on November 22, 1995 and corrected by that certain Certificate of Correction filed with the Delaware Secretary of State on November 27, 1995;

      (iii) the Bylaws of the Company as of the date of this opinion;

      (iv) the Registration Statement on Form S-4 of the Company, including the related prospectus, filed with the Securities and Exchange Commission on September 25, 1997 (the "Registration Statement");

      (v) the Indenture ("Indenture") dated July 31, 1997 between the Company and American Stock Transfer & Trust Company, as Trustee ("Trustee"), pursuant to which the Notes will be issued; and

      (vi) such other documents, corporate records, certificates and other instruments as we have deemed necessary or appropriate for the purpose of this opinion.

      We have assumed the genuineness and authenticity of all signatures on all original documents, the authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies and the due authorization, execution, delivery or recordation of all documents where due authorization, execution, delivery or recordation are
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prerequisites  to the  effectiveness  thereof.  Capitalized  terms used herein and not otherwise defined are used as defined in the Registration Statement.

      Based upon the foregoing, and having regard for such legal considerations as we deem relevant, we are of the opinion that:

      (i) The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware pursuant to the Delaware General Corporation Law;

      (ii) The Notes to be sold by the Company pursuant to the Registration Statement have been duly authorized for issuance, and when executed by the Company, authenticated by the Trustee and delivered and sold in accordance with the provisions of the Registration Statement, will be legally issued and binding obligations of the Company enforceable in accordance with their terms and entitled to the benefits of the Indenture (except as limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws now or hereafter in effect affecting the rights of creditors generally).

      We hereby consent to the filing of this opinion as an Exhibit to the Registration Statement and to the references to us under the caption "Legal Matters" in the prospectus forming a part of the Registration Statement.


                                    Very truly yours,

                                    BUTLER & BINION, L.L.P.